Exhibit 5.1

Faegre Baker Daniels LLP

2200 Wells Fargo Center • 90 South Seventh Street

Minneapolis • Minnesota 55402-3901

Phone +1 612 766 7000

Fax +1 612 766 1600

May 13, 2014

Hormel Foods Corporation

1 Hormel Place

Austin, Minnesota  55912

Ladies and Gentlemen:

We have acted as counsel for Hormel Foods Corporation (the “Company”) in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) of the Company filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed offer and sale from time to time of unsecured unsubordinated debt securities (the “Securities”) of the Company.  The Securities, in the form filed as Exhibit 4.4 to the Registration Statement, with appropriate insertions, may be offered in amounts, at prices, and on terms to be set forth in the prospectus and one or more supplements to the prospectus constituting a part of the Registration Statement, and in the Registration Statement.

The Securities are to be issued under the indenture filed as Exhibit 4.3 to the Registration Statement entered into by the Company and U.S. Bank National Association, as trustee (the “Indenture”).

Certain terms of the Securities to be issued by the Company from time to time will be approved by the Board of Directors of the Company or a committee thereof or certain authorized officers of the Company as part of the corporate action taken and to be taken (the “Corporate Proceedings”) in connection with issuance of the Securities.

We have examined or are otherwise familiar with the Restated Certificate of Incorporation of the Company, the By-Laws of the Company, the Registration Statement, such of the Corporate Proceedings that have occurred as of the date hereof, and such other documents, records, and instruments as we have deemed necessary or appropriate for the purposes of this opinion.

Based on the foregoing, we are of the opinion that the Indenture is a valid and binding instrument of the Company and, upon the completion of all required Corporate Proceedings and the due execution, authentication, issuance and delivery of the Securities, any Securities issuable thereunder will be legal, valid, and binding obligations of the Company, subject in each case to (i) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, receivership or other laws affecting creditors’ rights generally from time to time in effect, (ii) general equity principles, including, without limitation, concepts of materiality, reasonableness, good faith, fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies (regardless of whether enforceability is considered in a proceeding in equity or at law), (iii) public policy considerations that may limit the rights of parties to obtain specific remedies or enforce specific terms, and (iv) governmental authority that limits, delays or prohibits the making of payments outside of the United States.  As contemplated by the foregoing qualifications, in rendering the foregoing opinions, we are expressing no opinion as to Federal or state laws relating to fraudulent transfers.

The foregoing opinions assume that (a) the Company will remain duly organized, validly existing and in good standing under the laws of the State of Delaware; (b) natural persons acting on behalf of the Company have sufficient legal capacity to enter into and perform, on behalf of the Company, the transaction in question or carry out their role in it, (c) the consideration designated in the applicable Corporate Proceedings for the Securities shall have been received by the Company; (d) the execution of the Securities will be by an officer or officers of the Company authorized by the Corporate Proceedings; (e) the Indenture has been duly authorized, executed, and delivered by all parties thereto other than the Company and each such party shall have complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Indenture against the Company and each such party shall have satisfied those legal requirements applicable to it to the extent necessary to make the Indenture enforceable against it; (f) the Registration Statement will continue to be effective under the Securities Act; and (g) that, at the time of the authentication and delivery of the Securities, the Corporate Proceedings related thereto will not have been modified or rescinded, there will not have occurred any change in the law or in the Certificate of Incorporation or Bylaws affecting the authorization, execution, delivery, validity or enforceability of such Securities or the Indenture, none of the particular terms of such Securities or the Indenture will violate any applicable law or the Certificate of Incorporation or Bylaws and neither the issuance and sale of such Securities nor the compliance by the Company with the terms of such Securities or the Indenture will result in a violation of any issuance limit in the Corporate Proceedings, any agreement or instrument then binding upon the Company or any order of any court or governmental body having jurisdiction over the Company.

We have also assumed (a) the accuracy and truthfulness of all public records of the Company and of all certifications, documents and other proceedings examined by us that have been produced by officials of the Company acting within the scope of their official capacities, without verifying the accuracy or truthfulness of such representations, (b) the genuineness of such signatures appearing upon such public records, certifications, documents and proceedings, and (c) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine.

The opinions herein expressed are limited to the specific issues addressed and to documents and laws existing on the date hereof.  By rendering our opinion, we do not undertake to advise you with respect to any other matter or of any change in such documents and laws or in the interpretation thereof which may occur after the date hereof.

Our opinions set forth herein are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware (which is comprised of the Delaware general corporation statute codified in Chapter 1 of Title 8 of the Delaware Code, all relevant provisions of the Delaware constitution and all reported case law interpreting or applying that statute or those provisions) and the federal laws of the United States of America, and we are expressing no opinion as to the effect of any other laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

FAEGRE BAKER DANIELS LLP

By:	/s/ Sonia A. Shewchuk
Sonia A. Shewchuk